Exhibit 10.1

BioVeris Corporation

CHARTER OF THE

GOVERNANCE AND NOMINATING

COMMITTEE

OF THE BOARD OF DIRECTORS

I. PURPOSE

The purpose of the Governance and Nominating Committee (the “Committee”) shall be to:

1.	Identify individuals qualified to become members of the Board of Directors.

2.	Recommend individuals to the Board for selection as director nominees and recommend directors to serve as members of Board committees.

3.	Develop and recommend to the Board a set of corporate governance guidelines.

II.	STRUCTURE

The Committee shall consist of not less than two directors as appointed by the Board of Directors. Members may be added or removed by the Board of Directors in its discretion. Each member of the Committee shall be “independent” as defined by The Nasdaq Stock Market, Inc. (“Nasdaq”) for the purpose of this charter. The Chairman of the Committee shall be designated by the Board of Directors.

III. PROCEDURE

The Committee may ask members of management or others to attend Committee meetings and provide pertinent information when needed. At least half the members of the Committee will constitute a quorum with a majority of votes of those Committee members present at a meeting in which a quorum has been established being sufficient to adopt a resolution or otherwise take action. The Committee may delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate.

IV.	DUTIES, RESPONSIBILITIES AND AUTHORITY

1.	Establish criteria for selecting new members of the Board of Directors and new members and chairpersons of any committees of the Board of Directors.

2.	Lead the search for individuals qualified to become members of the Board of Directors and any committees thereof and recommend individuals to the Board for selection as nominees as directors or committee members, as applicable.

3.	Review the Board of Director’s committee structure and recommend to the Board for its approval directors to serve as members of each Board committee.

4.	Develop and recommend to the Board and annually review a set of corporate governance guidelines.

5.	Have the sole authority, in its discretion, to retain and terminate any search firm to assist in the identification of director candidates, including sole authority to approve the firm’s fees and other retention terms.

6.	Review and assess, at least annually, the Committee charter and submit changes for approval of the Board of Directors.

7.	Annually review and reassess the adequacy of the Code of Business Conduct and Ethics, and recommend any proposed changes to the Code of Business Conduct and Ethics to the Board for its approval. The Committee shall consider any requests for waivers from or exceptions to the Code of Business Conduct and Ethics for directors or executive officers of the Company, and the Company shall make disclosure of such waivers or exceptions as required by applicable law, regulations and listing requirements.

8.	7. Perform other functions as requested by the Board of Directors.

V.	REPORTING RESPONSIBILITIES

The Committee is an arm of, and responsible to, the Board of Directors to which it directly reports. The Committee is responsible for periodically updating the Board of Directors about Committee activities and making appropriate recommendations.

Date adopted by the Board of Directors: October 19, 2004